employment agreement

THIS AGREEMENT (the "Agreement") is being made effective as of the 1st day of October, 1997 between CHYRON CORPORATION, a New York corporation (the "Company"), having its principal offices at 5 Hub Drive, Melville, New York 11747, and JAMES PAUL ("Paul") having an address at 10801 Fawn Drive, Great Falls, VA 22066.

W I T N E S S E T H:

WHEREAS, the Company desires to employ Paul as its Senior Vice President -Human Resources, and Paul desires to become the Company's Senior Vice President - Human Resources, subject to and upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment: Term of Employment

.  The Company hereby agrees to employ Paul and Paul agrees to serve the Company as its Senior Vice President - Human Resources, upon the terms and conditions contained herein, for a term commencing on October 1, 1997 (the "Commencement Date") and continuing until June 30, 2001 (the "Employment Term").

2. Duties and Powers as Employee

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(a) During the Employment Term, Paul shall be employed by the Company as Senior Vice President - Human Resources of the Company. Paul shall devote substantially his full working time to his duties as Senior Vice President - Human Resources of the Company. In performance of his duties, Paul shall report directly to and be subject to the direction of the President and Chief Executive Officer of the Company. As Senior Vice President - Human Resources, Paul shall have all the responsibilities, duties and authority as are generally associated with the position of Senior Vice President - Human Resources, including the managing, directing, and supervising the human resources area of the Company.

(b) Paul shall be based and shall carry out his duties from the principal executive office of the Company. As Senior Vice President - Human Resources, Paul shall also travel in accordance with the reasonable needs of the business which may require him to conduct business for the Company in various locations.

3. Compensation

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(a) As compensation for his services hereunder, the Company shall pay Paul, during the Employment Term, a salary (the "Base Salary") payable in equal semi-monthly installments at the annual rate of $150,000. Effective on each anniversary of the Commencement Date during the Employment Term, Paul's Base Salary shall be increased, if at all, at the discretion of the President and Chief Executive Officer.

(b) In addition to the Base Salary, and subject to the discretion of the President and Chief Executive Officer, Paul shall receive, as incentive compensation, an annual bonus (the "Incentive Bonus") equal to up to 20% of Base Salary based upon the achievement of certain annual performance criteria to be set at the discretion of the Company's Board of Directors. For calendar 1997, the Incentive Bonus shall be pro-rated from October 1, 1997. The Company shall pay the bonus, if any, to Paul only after the issuance of the results of the annual audit of its books and records by its independent auditors.

(c) Paul shall receive a total of $700.00 a month to cover all automobile expenses incurred in connection with the performance of his duties hereunder.

(d) On October 29, 1997 the Company shall grant Paul options (the "First Options") to purchase 25,000 shares of common stock of the Company, par value, $.01 per share (the "Common Stock"), with an exercise price equal to the closing price for a share of Common Stock as reported on the New York Stock Exchange ("NYSE") for the first date prior to December 31, 1997 that the Compensation Committee of the Board of Directors approves such grant (the "Grant Date"). The First Options shall be treated as incentive stock options to the extent permitted by law and the remainder shall be treated as non-incentive stock options. The First Options shall vest 1/3 upon the Grant Date, 1/3 on the 12 month anniversary of the Grant Date and the remaining 1/3 on the 24 month anniversary of the Grant Date. The First Options shall have a term of ten (10) years from the Grant Date. The First Options shall be subject to the terms of the Company 1995 Stock Option Plan and shall be memorialized in a stock option grant certificate to be issued by the Company.

(e) In addition, the Company shall grant Paul options (the "Second Options") to purchase 25,000 shares of Common Stock one year from the Grant Date (the "Second Grant Date") with an exercise price equal to the closing price for a share of Common Stock as reported on the New York Stock Exchange ("NYSE") for the Second Grant Date. The Second Options shall be treated as incentive stock options to the extent permitted by law and the remainder shall be treated as non-incentive stock options. The Second Options shall vest 1/3 upon the Second Grant Date, 1/3 on the 12 month anniversary of the Second Grant Date and the remaining 1/3 on the 24 month anniversary of the Second Grant Date. The Second Options shall have a term of ten (10) years from the Second Grant Date. The Second Options shall be subject to the terms of the Company 1995 Stock Option Plan and shall be memorialized in a stock option grant certificate to be issued by the Company.

(f) The Company shall pay Paul within ten (10) days from the execution of this Agreement, $30,000 as payment in full for the services he rendered to the Company for the period from July 1997 through September 1997. The payment shall be considered as employment income for all tax purposes. In addition, upon submission of documented expenses for temporary housing incurred by Paul during such period, the Company shall reimburse Paul for all such expenses not to exceed $4,000. The reimbursement shall be made within ten (10) days following the submission of all documented expenses.

4. Expenses; Vacation; Insurance; Other Benefits

(a) Paul shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.

(b) Paul shall be entitled to fifteen (15) days paid vacation time per annum or such other period as is in accordance with the regular procedures of the Company governing senior executive officers as determined from time to time by the Company's Board of Directors.

(c) Paul shall be entitled to participate in all employee benefit plans and programs of the Company now or hereafter made available to all senior executives of the Company as a group, to the extent eligible, (including, without limitation, each retirement plan, supplemental and excess retirement plans, annual and long-term incentive compensation plans, stock option and purchase plans, group life insurance, accident and death insurance, medical and dental insurance, sick leave, pension plans, disability plans and fringe benefit plans) on a basis which is no less favorable than is made available to any other senior executive of the Company.

5. Representations and Warranties of Employee

.  Paul represents and warrants to the Company that (a) as of the Commencement Date, Paul is under no contractual or other obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder, and (b) Paul is under no physical or mental disability that would hinder his performance of duties under this Agreement.

6. Non-Competition

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(a) Paul agrees that he will not: (i) during the period he is employed under this Agreement, engage in, or otherwise directly or indirectly be employed by, or act as a consultant to, or be a director, officer, employee, owner, member or partner of, any other business or organization that is or shall then be competing with the Company, (ii) during the period he is receiving payments under Section 9 of this Agreement, engage in, or otherwise directly or indirectly be employed by, or act as a consultant to, or be a director, officer, employee, owner, member or partner of, any other business or organization that is or shall then be competing with the Company, and (iii) for a period of one (1) year after he ceases to be employed by the Company under this Agreement, directly or indirectly, compete with or be engaged in the same business as the Company, or be employed by, or act as consultant to, or be a director, officer, employee, owner, member or partner of, any business or organization which, at the time of such cessation, competes with or is engaged in the same business as the Company, except that in each case the provisions of this Section 6 will not be deemed breached merely (i) because Paul owns not more than five percent (5.0%) of the outstanding common stock of a corporation, if, at the time of its acquisition by Paul, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange; (ii) Paul is a passive investor in any fund in which he has no investment discretion; or (iii) Paul is a senior executive at a company whose business lines include a competing business, provided that Paul has broad management responsibilities of a senior executive at such a company for the overall business operations and is not employed solely or primarily in connection with the portion of such company that operates the competing business lines, and further provided that such competing business lines do not constitute more than 20% of the revenues of such company. For example, Paul would not breach this covenant not to compete by virtue of his being employed as a senior executive at a company such as SONY Corporation or Philips Corporation, or any affiliate or either, whose business and operations include competing business lines that generate revenues less than 20% of the revenues of the business entity or division or his employer, provided that he exercises broad management responsibilities over aspects of all such businesses and operations of his employer and other executives have primary responsibility for the management of the competing business lines.

(b) It is the intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of this Section 6 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made.

(c) The parties acknowledge that damages and remedies at law for any breach of this Section 6 will be inadequate and that the Company shall be entitled to specific performance and other equitable remedies (including injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies the Company may have.

7. Patents; Copyrights

.  Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such Inventions") which Paul now or hereafter during the period he is employed by the Company may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, Paul shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions, free and clear of all liens, charges and encumbrances. The Company will reimburse Paul for any reasonable fees and expenses (including fees and expenses of counsel) incurred by Paul in connection with executing such assignments and documents and taking any such action at the request of the Company.

8. Confidential Information

.  All confidential information which Paul may now possess or may obtain during the Employment Term relating to the business of the Company shall not be published, disclosed, or made accessible by him to any other person, firm, corporation or entity during the Employment Term or anytime thereafter without the prior written consent of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public, other than as a result of Paul's breach of this covenant, and shall not preclude Paul from disclosing any such information to the extent such disclosure is required by law, disclosure would in the reasonable judgment of Paul be in the best interest of the Company or is reasonably necessary in order to defend Paul or to enforce Paul's rights under this Agreement in connection with any action or proceeding to which the Company or its affiliates is a party. Paul shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment.

9. Termination

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(a) Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Term, Paul is terminated "For Cause" (as defined below) then the Company shall have the right to give notice of termination of Paul's services hereunder as of a date to be specified in such notice, and this Agreement shall terminate on the date so specified. Termination "For Cause" shall mean Paul shall: (i) be convicted of a felony crime, (ii) willfully commit any act or willfully omit to take any action in bad faith and to the material detriment of the Company, (iii) commit an act of active and deliberate fraud against the Company, or (iv) materially breach any term of this Agreement and fail to correct such breach within ten (10) days after written notice of the commission thereof. In the event that this Agreement is terminated "For Cause", then Paul shall be entitled to receive only his Base Salary at the rate provided in Section 3 to the date on which termination shall take effect.

(b) In the event that Paul shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive days, then this Agreement shall terminate upon an additional ninety (90) days written notice to Paul, and no further compensation shall be payable to Paul, except as may otherwise be provided under any disability insurance policy and that pro rata portion of the Base Salary not previously paid through the date of termination.

(c) In the event that Paul shall die, then this Agreement shall terminate on the date of Paul's death, and no further compensation shall be payable to Paul, except as may otherwise be provided under any insurance policy or similar instrument and that pro rata portion of the Base Salary not previously paid through the date of termination.

(d) If Paul's employment is terminated by the Company other than pursuant to subparagraphs 9(a), 9(b) or 9(c) hereof, Paul shall be entitled to receive from the Company: (i) the Base Salary for the period equal to the lesser of 18 months from the date of termination or the balance of the Employment Term following the date of termination, (ii) the Incentive Bonus payments, or pro rata portion(s) thereof as would be due under this Agreement had the termination not occurred, for the period equal to the lesser of 18 months from the date of termination or the balance of the Employment Term following the date of termination; (iii) all Options under this Agreement, whether or not vested at the time of the termination; (iv) all benefits to which Paul is entitled under this Agreement for the period equal to the lesser of 18 months from the date of termination or the balance of the Employment Term following the date of termination; (v) any accrued but unpaid Base Salary and/or Incentive Bonus; and (vi) any previously incurred but unpaid business expenses and/or other amounts due under paragraph 4 of this Agreement.

(e) If Paul's employment with the Company shall terminate as a result of the Company's election not to extend or renew the Employment Term, Paul shall be entitled to receive an amount, payable in a lump sum within five (5) business days following the expiration of this Agreement, equal to the sum of (i) any accrued but unpaid compensation to the date of termination, (ii) any accrued but unpaid Incentive Bonus payments, or any pro rata portion thereof (by way of example, if this Agreement expires by its terms on June 30, 2001, Paul shall receive 50% of his Incentive Bonus payment for calendar year 2001), and (iii) any previously incurred but unpaid business expenses and/or other amounts due under Paragraph 4 of this Agreement.

(f) Paul shall not be required to mitigate amounts payable pursuant to this Paragraph 9 by seeking other employment or otherwise and the amounts payable to Paul hereunder in connection with the termination of employment, expiration of this Agreement or enforcement of Noncompete Rights shall not be reduced by amounts earned by, or paid to, Paul following the conclusion of the Employment Term, except to the extent certain benefits terminate upon reemployment as provided in Paragraph 9(d), above.

(g) Nothing contained in this Paragraph 9 shall be deemed to limit any other right the Company may have to terminate Paul's employment hereunder upon any ground permitted by law.

10. Survival

.  The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Paul's termination of employment, irrespective of any investigation made by or on behalf of any party.

11. Modification

.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

12. Notices

.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person or mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12). In the case of a notice to the Company, a copy of such notice (which copy shall not constitute notice) shall be delivered to Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019-4315, Attn. Robert S. Matlin, Esq. In the case of notice to Paul or his estate, a copy of such notice (which copy shall not constitute notice) shall be delivered to Fein & Jakab, 233 Broadway, Suite 930, New York, New York 10279, Attn. Peter Jakab, Esq. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

13. Waiver

.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

14. Binding Effect

.  Paul's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of Paul's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Paul and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and its assigns.

15. Headings

.  The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16. Counterparts; Governing Law

.  This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CHYRON CORPORATION
By /s/ Edward Grebow
Name: Edward Grebow
Title: President and Chief Executive
Officer

/s/ James Paul
JAMES PAUL